EXHIBIT 10.19

VLSI LIBRARIES

INCORPORATED

INTERNATIONAL SALES REPRESENTATIVE AGREEMENT

THIS INTERNATIONAL SALES REPRESENTATIVE AGREEMENT (The “Agreement”) is effective as of September 15, 1996 (the “Effective Date”) between VLSI Libraries Incorporated, a California corporation, having a place of business at 2077 Gateway Place, Suite #300, San Jose, CA 95110, USA (“VLSI LIBRARIES”) and Aisys Corporation, a Japanese corporation, having a place of business at Asahi-Seimei Hanekou-Kensetsu Fuchu Bldg., 8F, 1-14-1 Fuchu-cho Fuchu-shi, Tokyo, 183, Japan (“REPRESENTATIVE”).

WHEREAS, REPRESENTATIVE is in the business of acting as a sales REPRESENTATIVE for integrated circuit data libraries and services in the Territory (as defined below);

WHEREAS, VLSI LIBRARIES is in the business of supplying integrated circuit data libraries and services;

Now, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties agree as follows:

1.	DEFINITIONS

(a) “Net Revenues” shall have the meaning set forth in Schedule B, Commission Schedule, attached hereto and incorporated herein by this reference.

(b) “Products and Services” shall mean those products and services listed in Schedule A, Products, Services and Territory, attached hereto and incorporated herein by this reference, and any user manual and related materials provided by VLSI LIBRARIES for use in connection therefor. VLSI LIBRARIES may, in its sole discretion, change, abandon or add Products and Services, provided that VLSI LIBRARIES gives thirty (30) days prior written notice to REPRESENTATIVE.

(c) “Territory” shall mean the geographical area(s) set forth in Schedule A attached hereto.

2.	APPOINTMENT AND AUTHORITY OF REPRESENTATIVE

(a) Sales Representative Appointment. Subject to the terms and conditions of this Agreement, VLSI LIBRARIES hereby appoints REPRESENTATIVE as VLSI LIBRARIES’ nonexclusive sales REPRESENTATIVE for the Products and Services only in the Territory, and REPRESENTATIVE hereby accepts such appointment. REPRESENTATIVE’s sole authority shall be to solicit orders in the Territory, in accordance with the terms of this Agreement for the Products and Services for use in the Territory. Unless otherwise authorized by VLSI LIBRARIES in writing, REPRESENTATIVE shall have no power or authority, express or implied” (i) to make any commitment or incur any obligations on behalf of VLSI LIBRARIES, or (ii) to collect any monies or to give receipts on behalf of VLSI LIBRARIES.

(b) Conflict of Interest. REPRESENTATIVE shall pursue aggressive, but lawful, marketing policies and procedures to realize the maximum sales and licensing potential for the Products and Services in the Territory. REPRESENTATIVE shall not represent or promote any competing products or services, including without limitation integrated circuit design libraries, technology, and services; and Representative represents and warrants to VLSI LIBRARIES that REPRESENTATIVE does not currently represent or promote any competing products or services.

3.	FEES AND COMMISSION

(a) Commission. VLSI LIBRARIES shall pay to REPRESENTATIVE a commission based upon Net Revenues of Products and Services which commission shall be computed in accordance with this Section 3 and the schedule set forth on Schedule B attached thereto (“Commission”).

(b) Exclusions from Commissions. In no event shall more than one commission be payable to REPRESENTATIVE with respect to any sale, license or other disposition of a Product or Service. No commission shall be paid on purchase orders from any VLSI LIBRARIES authorized distributor or on purchase orders from competitors of VLSI LIBRARIES, export houses, export/import agents, foreign buying offices or foreign government purchasing missions (direct or through distribution), unless otherwise agreed to in writing by VLSI LIBRARIES, provided however, that to the extent applicable law in the Territory requires payment of a commission to REPRESENTATIVE on such purchase others, REPRESENTATIVE shall be entitled to a commission on such purchase orders computed in accordance with this Section 3 and the schedule set forth on Schedule B attached hereto.

(c) Split Commissions. If more than one sales Representative is involved in the solicitation of a particular purchase order, VLSI LIBRARIES, in its sole discretion, may split the commission for the purchase order between or among the Representatives involved. In no event shall the total commission for the purchase order exceed the amount determined in accordance with Schedule B attached hereto.

(d) Advances. VLSI LIBRARIES shall pay to REPRESENTATIVE $7,500 per month in non-refundable advances on Commissions (“Advances”). Such Advances shall be fully creditable against Commissions paid by VLSI LIBRARIES in accordance with Schedule B attached hereto.

(e) Reimbursements. VLSI LIBRARIES shall reimburse REPRESENTATIVE for any and all reasonable telephone expenses incurred by REPRESENTATIVE in connection with the operation of a phone line dedicated solely to VLSI LIBRARIES-related business (“Telephone Reimbursements”) and reasonable out-of-pocket costs actually that are pre-approved in writing and advance by VLSI LIBRARIES; provided in each case that REPRESENTATIVE provides to VLSI

LIBRARIES written documentation evidencing incurrence of such cost and expenses (collectively with Telephone Reimbursements, “Reimbursements”).

(f) Withholding Taxes. VLSI LIBRARIES may withhold from payments to REPRESENTATIVE under this Agreement any withholding taxes required to be withheld by VLSI LIBRARIES under the laws of the Territory. Such amount shall be paid to the appropriate taxing authorities.

(g) Disputes. If REPRESENTATIVE has questions about a commission payment, REPRESENTATIVE shall send, within thirty (30) days after the date VLSI LIBRARIES sends the commission payment to REPRESENTATIVE, to VLSI LIBRARIES a notice containing all of the following information: (i) REPRESENTATIVE’s name and address; (ii) the bank wire information for the commission payment; (iii) the period of time covered by the commission payment (iv) the names of end-user customers for which commissions were earned; and (v) a description and explanation of the alleged discrepancy. VLSI LIBRARIES shall have no obligation to address any alleged discrepancy with respect to any REPRESENTATIVE commission payment not reported to VLSI LIBRARIES within such thirty (30) day period.

(h) Payment. All payments hereunder shall be in United States dollars and shall be subject to all applicable governmental statutes, regulations and rulings, including the withholding of any taxes required by law.

(i) Time of Payment. Advances shall be due and payable by the end of each calendar month. The Commission on a given purchase order shall be due and payable within thirty (30) days after the end of the calendar quarter in which VLSI LIBRARIES received payment from the end-user customer. Commissions shall be earned and shall be paid pro rata with respect to partial payments received by VLSI LIBRARIES as Net Revenues.

(j) Commission Charge-Back. VLSI LIBRARIES shall have the absolute right to set such cash discounts, make such allowances and adjustments, accept such returns from its end-user customers, and write off as bad debts such overdue end-user customer accounts as it deems advisable. In each such case, VLSI LIBRARIES shall charge back to REPRESENTATIVE’S account any amounts previously paid or credited to it with respect to such cash discounts, allowances, adjustments, returns or bad debts.

(k) Inspection of Records. REPRESENTATIVE and VLSI LIBRARIES shall have the right, at its own expense and not more than once in any twelve (12) month period, to authorize an independent auditor reasonable acceptable to both parties to inspect those accounting records necessary to verify the accuracy of Commissions and Reimbursements payable under the terms of this Agreement; provided, however, that such independent auditor will have executed a confidentiality agreement with respect to such records that is reasonably acceptable to the party being audited. Such inspections shall take place upon not less than fifteen (15) days prior written notice to the audited party during the audited party’s normal business hours.

4. LIMITATION ON LIABILITY

IN NO EVENT SHALL VLSI LIBRARIES BE LIABLE TO REPRESENTATIVE OR ANY THIRD-PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, LOSSES, COSTS OR EXPENSES OF ANY KIND, HOWEVER CAUSED, AND WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS LIABILITY OR ANY OTHER THEORY OF LIABILITY REGARDLESS OF WHETHER VLSI LIBRARIES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, LOSSES, COSTS OR EXPENSES.

5. CONFIDENTIALITY

“Confidential Information” shall include any information, whether oral, written or observed, regarding the terms of this Agreement and VLSI LIBRARIES’ specifications, requirements, plans, programs, plants, processes, technologies, products, services, costs, equipment, operations, finances, or end-user customers which may come within the knowledge of REPRESENTATIVE and its employees, REPRESENTATIVEs and agents. Confidential Information does not include any such information that (i) is in the possession of the receiving party at the time of disclosure; (ii) becomes public knowledge not as a result of any inaction or action of the receiving party, (iii) is approved by the disclosing party, in writing, for release or (iv) becomes available to the receiving party from a third party source not bound by any obligation of confidentiality with respect to such information. All Confidential Information shall remain the exclusive property of VLSI LIBRARIES and shall be immediately returned to VLSI LIBRARIES upon request, together with all copies thereof. REFPRESENTATIVE shall hold Confidential Information in trust and confidence for VLSI LIBRARIES and shall not disclose such Confidential Information or use it for any purpose other than to perform as required by this Agreement. REPRESENTATIVE may disclose Confidential Information only to employees and third parties who have signed a VLSI LIBRARIES-approved confidentiality agreement and who have a need to know such Confidential Information in order for REPRESENTATIVE to perform its obligations and duties pursuant to this Agreement. REPRESENTATIVE shall not publish any technical description of the Products and Services beyond the description publicly disclosed by VLSI LIBRARIES. Upon REPRESENTATIVE’s request, VLSI LIBRARIES shall advise whether or not REPRESENTATIVE may release any particular Confidential Information.

6. TERM OF AGREEMENT

This Agreement shall commence on the Effective Date and shall remain in full force and effect for an initial term of one (1) year and, unless terminated by the patties pursuant to Section 7 below, shall continue for up to three (3) successive one (1) year terms.

7. TERMINATION

(a) Termination for Convenience. Either party may terminate this Agreement for any or no reason upon sixty (60) days prior written notice to the other party.

(b) Termination for Cause. If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days from the date of the notice, the Agreement may be terminated for cause. If the non-defaulting party gives such notice and the default is not cured during such thirty (30) day period, then the non-defaulting party may immediately terminate this Agreement upon written notice. Notwithstanding the foregoing provisions of this Section 7(b): (i) either party shall have the right to terminate this Agreement, effective immediately upon written notice, if the other party breached any provision of this Agreement and such breach is not subject to cure; and (ii) VLSI LIBRARIES shall have the right to terminate this Agreement, effective immediately upon written notice to REPRESENTATIVE, if REPRESENTATIVE is subject to a change of control or a material change in management. For purposes of this Section 7(b), “control” shall mean ownership of fifty percent (50%) or more of the shares of REPRESENTATIVE entitled to vote in the election of directors (or if REPRESENTATIVE is not a corporation, for the election of the corresponding managing authority).

(c) Termination for Insolvency. Either party may terminate this Agreement immediately upon written notice of the other party shall: (i) become insolvent or file or have filed against it a petition in bankruptcy (which is not dismissed within thirty (30) days after it is filed); (ii) make an assignment for the benefit of creditors; or (iii) dissolve or cease to do business in the ordinary course.

8. RIGHTS UPON TERMINATION

(a) Additional Commissions. Upon termination or expiration of this Agreement, except termination for cause, and subject to all the provisions hereunder VLSI LIBRARIES shall pay commissions to REPRESENTATIVE on all purchase orders meeting all of the following requirements: (i) the purchase order was solicited by REPREESENTATIVE; (ii) the purchase order is accepted by VLSI LIBRARIES within one hundred eighty (180) days after the notification of termination of this Agreement; and (iii) VLSI LIBRARIES receives payment with respect to all Products and Services ordered under such purchase order within one (1) year after the effective termination date of this Agreement; provided however, that VLSI LIBRARIES shall have the right to equitably divide such commissions with succeeding representatives to the extent such succeeding representatives render services with respect to such transactions. VLSI LIBRARIES’ obligation to pay commissions for shipments made during any period after the effective date of termination, if any, is subject to and conditional upon REPRESENTATIVE’s cooperation with any replacement REPRESENTATIVE organization and REPRESENTATIVE’s continued support of any Products and Services. VLSI LIBRARIES may withhold, for up to six (6) months, the payment of commissions for shipments made after the effective date of termination if VLSI LIBRARIES determines that there may be sufficient credits or other adjustments which warrant such action. If VLSI LIBRARIES is owed any amounts by REPRESENTATIVE, VLSI LIBRARIES shall have the right, in its absolute discretion, to offset any commission payable by VLSI LIBRARIES to REPRESENTATIVE by such obligation owed to VLSI LIBRARIES by REPRESENTATIVE. Upon termination, VLSI LIBRARIES’ sole obligation to REPRESENTATIVE under the terms of this Agreement shall be for any unpaid commissions under this Section 8(a) and Section 3 above.

(b) No Liability. NEITHER VLSI LIBRARIES NOR REPRESENTATIVE SHALL, BY REASON OF THE EXPIRATION OR TERMINATION OF THIS AGREEMENT, BE LIABLE TO THE OTHER FOR COMPENSATION, INDEMNIFICATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF ANY LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS MADE IN CONNECTION WITH THIS AGREEMENT OR THE ANTICIPATION OF EXTENDED PERFORMANCE HEREUNDER.

9. SURVIVAL OF CERTAIN TERMS

The provisions of Sections 4, 5, 8, 9, and 10 shall survive the termination or expiration of this Agreement for any reason. All other rights and obligations of the parties shall cease upon the effective termination date of this Agreement.

10. MISCELLANEOUS

(a) Governing Law: Jurisdiction. The rights and obligations of the parties under this Agreement shall not be governed by the 1980 U.N. Convention on Contracts for International Sale of Goods; rather such rights and obligations shall be governed by and construed under the laws of the State of California, U.S.A., including its Uniform Commercial Code, without reference to conflict of laws principles.

(b) Notice. Any notice, communication or statement relating to this Agreement shall be in writing and deemed effective: (i) upon delivery when delivered in person; (ii) upon transmission when delivered by verified facsimile transmission; or (iii) when delivered by registered or certified mail, postage prepaid, return receipt requested, to the address of the respective party below:

To VLSI LIBRARIES at:	To REPRESENTATIVE at:

VLSI LIBRARIES Incorporated 2077 Gateway Place, Suite #300 San Jose, CA 95110 USA	Aisys Corporation Asahi-Semei Hanekou-Kensetsu Bldg., 8F 1-14-1 Fuchu-cho, Fuchu-shi Tokyo, 183, Japan

Facsimile: (408) 453-3500	Facsimile: 822-577-9130

(c) Non-Assignability and Binding Effect. A mutually agreed consideration for VLSI LIBRARIES’ entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by REPRESENTATIVE under its present ownership, and, accordingly, REPRESENTATIVE agrees that its rights and obligations under this Agreement may not be transferred or assigned directly, indirectly or by a change in control without VLSI LIBRARIES’ written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

(d) Modification. No modification of, or amendment to, this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

(e) Severability. If it is determined by a court of competent jurisdiction as part of a final nonappealable ruling, government action or binding arbitration, that any provision of this Agreement (or part thereof) is invalid, illegal, or otherwise unenforceable, such provision shall be enforced as nearly as possible in accordance with he stated intention of the parties, while the remainder of this Agreement shall remain in full force and effect and bind the parties according to its terms. To the extent any provision (or part thereof) shall be deemed not to be a part of this Agreement; provided that in such event the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

(f) Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

(h) Government Approvals. REPRESENTATIVE hereby represents and warrants that no consent, approval or authorization, or designation, declaration or filing with any governmental authority in the Territory is required in connection with the valid execution, delivery and performance of this Agreement.

(i) Foreign Corrupt Practices Act. In conformity with the United Stated Foreign Corrupt Practices Act and with VLSI LIBRARIES’ established corporate policies regarding foreign business practices, REPRESENTATIVE and its employees and agents shall not directly or indirectly make any offer, payment, or promise to pay; authorize payment; or offer a gift, promise to give or authorize the giving of anything of value for the purpose of influencing any act or decision (including a decision not to act) of an official of any government within the Territory or the United States Government or inducing such a person to use his or her influence to affect any such governmental act or decision in order to assist VLSI LIBRARIES in obtaining, retaining or directing any business.

(j) Enforceability. REPRESENTATIVE represents and warrants that the provisions of this Agreement, and the rights and obligations of the parties hereunder, are enforceable under the laws of the countries within the Territory.

(k) Entire Agreement. This Agreement sets for the entire agreement and understanding of the parties relating to the subject matter hereof and merges all prior discussions and writings between them with respect to the contents of this Agreement. No modification of or amendment to this Agreement, not any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms in any purchase order.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement, effective as of the Effective Date.

VLSI LIBRARIES Incorporated	Aisys Corporation

/s/ Dawitz I. Rubin Signature	/s/ Morio Kurosaki Signature

/s/ Dawitz I. Rubin Name	/s/ Morio Kurosaki Name

/s/ V.P. Worldwide Sales Title	/s/ Managing General Partner Title

SCHEDULE A

Products, Services and Territory

Territory

Representative may solicit purchase orders only in the following geographical areas:

Japan

Products and Services

Representative may solicit purchase orders only for the following Products and Services:

All VLSI LIBRARIES Products and Services.

SCHEDULE B

Commissions

A.	The commission shall be 5% of Net Revenues received by VLSI LIBRARIES, less advances paid to REPRESENTATIVE.

B.	The following additional conditions apply to all commissions:

1.	The commissions set forth herein apply to direct sales of licenses, products, services and royalties, and not sales or licenses of Products intended for resale or sublicense.

2.	For purposes of the Agreement, “Net Revenues” shall mean the cash amounts actually received by VLSI LIBRARIES directly from end-user customers for the Products and Services listed on Schedule A solicited by REPRESENTATIVE from end-user customers in the Territory for use in the Territory and directly processed by VLSI LIBRARIES, which licenses and sales were made pursuant to purchase orders accepted by VLSI LIBRARIES and for which payment has been received by VLSI LIBRARIES. Notwithstanding anything to the contrary in the foregoing, “Net Revenues” shall not include sublicense fees or royalties, equity investments, scientific benchmark payments, or payments for past research relating to development of the Products. For the removal of doubt, end-user customers shall not include VLSI LIBRARIES-authorized distributors; subsidiaries or affiliates of VLSI LIBRARIES; or sublicensees of VLSI LIBRARIES.